Exhibit 3(a-4)

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                EMCOR GROUP, INC.


It is hereby certified that:

1. The name of the corporation (hereinafter referred to as the "Corporation") is EMCOR Group, Inc.

2. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article FOURTH thereof and by substituting in lieu of said Article the following new Article:

"FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Eighty One Million (81,000,000) shares, consisting of Eighty Million (80,000,000) shares of Common Stock, of a par value of $.01 per share, and One Million (1,000,000) shares of Preferred Stock, of a par value of $.10 per share, in such series and with such voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be fixed from time to time by resolution or resolutions of the Board of Directors and each series."

3. The Amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

Executed on January 27, 2006.



                                              /s/ Frank T. MacInnis
                                              ---------------------
                                              Frank T. MacInnis
                                              Chairman of the Board of Directors